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                                                                     Exhibit 3.1

                          NORTHEAST GENERATION COMPANY

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

         The undersigned incorporator hereby forms a corporation under the Business Corporation Act of the State of Connecticut:

         Article I. The name of the corporation is: Northeast Generation Company

         Article II. There shall be one class of capital stock, designated "Common Stock" and having a par value of $1.00 per share, of which there shall be a total of 20,000 authorized shares.

         Article III. The name and business address of initial registered agent is as follows:

                  Theresa H. Allsop
                  107 Selden Street
                  Berlin, CT   06037

         The residence address of the initial registered agent is as follows:

                  1833 Asylum Avenue
                  West Hartford, CT  06117

         The initial registered agent hereby accepts appointment:

                                        /s/ Theresa H. Allsop

                                        -----------------------------
                                        Theresa H. Allsop

         Article IV. The Company shall indemnify and advance reasonable expenses to an individual made or threatened to be made a party to a proceeding because he/she is or was a Director of the Company to the fullest extent permitted by law under Section 33-771 and Section 33-773 of the Connecticut General Statutes, as may be amended from time to time ("Connecticut General Statutes"). The Company shall also indemnify and advance reasonable expenses under Connecticut General Statutes Sections 33-770 to 33-778, inclusive, as amended, to any officer, employee or agent of the company who is not a Director to the same extent as a Director and to such further extent, consistent with public policy, as may be provided by contract, the Certificate of Incorporation of the Company, the Bylaws of the Company or a resolution of the Board of Directors. In connection with any advance for such expenses, the Company may, but need not, require any such officer, employee or agent to deliver a written affirmation of his/her good faith


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belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for expenses if it is ultimately determined that he/she is not entitled to indemnification. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall have the authority to determine that indemnification or advance for such expenses to any such officer, employee or agent is permissible and to authorize payment of such indemnification or advance for expenses. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall also have the authority to determine the terms on which the Company shall advance expenses to any such officer, employee or agent, which terms need not require delivery by such officer, employee or agent of a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for such expenses if it is ultimately determined that he/she is not entitled to indemnification.

         The indemnification and advance for expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified or eligible for advance for expenses may be entitled under Connecticut law as in effect on the effective date hereof and as thereafter amended or any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         No lawful repeal or modification of this article or the adoption of any provision inconsistent herewith by the Board of Directors and shareholders of the Company or change in statute shall apply to or have any effect on the obligations of the Company to indemnify or to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any proceeding arising out of or with respect to any acts or omissions occurring at or prior to the effective date of such repeal, modification or adoption of a provision or statutes change inconsistent herewith.

         Dated this 28th day of December, 1998.

                                          /s/ Trady A. DeCredito

                                          -----------------------------------
                                          Tracy A. DeCredito
                                          107 Selden Street
                                          Berlin, CT  06037